                                                                    Exhibit 99.1

To the U.S. Securities and Exchange Commission

Arthur Andersen LLP ("Andersen") has represented to Kaiser Aluminum Corporation that the audit of its consolidated financial statements as of December 31, 2001 and for the year then ended was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on audits, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.